Exhibit 99.1

Emerald Reports Second Quarter 2023 Financial Results

Revenue Growth of 21% Year-over-Year

NEW YORK, N.Y. – August 2, 2023 – Emerald Holding, Inc. (NYSE: EEX) (“Emerald” or the “Company”), America's largest producer of trade shows and their associated conferences, content and commerce, today reported financial results for the second quarter ended June 30, 2023.

Financial Highlights

•
Revenues of $86.5 million for the second quarter 2023, an increase of $15.1 million, or 21.1% over Q2 2022, primarily due to growth in events that staged in both Q2 2023 and Q2 2022
•
Organic Revenues, a non-GAAP measure, which takes into account the impact of acquisitions and scheduling adjustments, of $79.2 million for the second quarter 2023, an increase of $7.9 million, or 11.1%, from $71.3 million for the second quarter 2022 (Refer to Schedule 1 for a reconciliation to revenues, the most directly comparable GAAP measure)
•
Net loss of $8.1 million for the second quarter 2023, compared to net loss of $0.7 million for the second quarter 2022
•
Adjusted EBITDA, a non-GAAP measure, of $14.6 million for the second quarter of 2023, compared to $15.6 million for the second quarter 2022; Adjusted EBITDA excluding insurance proceeds, a non-GAAP measure, of $14.6 million for the second quarter 2023, compared to $7.5 million for the second quarter 2022 (Refer to Schedule 3 for a reconciliation to net (loss) income, the most directly comparable GAAP measure)
•
Extended the maturity date on the Company's Term Loan from May 22, 2024 to May 22, 2026
•
Ended the quarter with $204.7 million in cash and full availability of its $110.0 million revolving credit facility
•
For the full year 2023, the Company continues to expect to generate in excess of $400 million of revenue and $100 million of Adjusted EBITDA

Operational Highlights

•
Post-COVID recovery cycle driving continued growth in exhibitor and attendee counts
•
Announced new partnership for a series of global fan events with the National Basketball Association, with the first NBA Con event staged in July 2023 in Las Vegas.

Hervé Sedky, Emerald’s President and Chief Executive Officer, said, “The strong recovery in live events is continuing to drive double-digit growth at Emerald, with highly positive trends in both attendees and pricing. The work we’ve done to drive scale and efficiency by centralizing key functions and investing in our technological capabilities has made Emerald a powerful platform for both internal and external growth. By leveraging the investments we’ve already made, we expect to continue to drive both substantial revenue growth as well as meaningful margin improvement in this year and next. Our recent expansion into consumer live events, including NBA Con and the popular Overland Expo series, is helping to unlock new audiences for Emerald that will complement our core B2B portfolio. In addition, our investment into value-add products like our Elastic e-commerce software suite is driving ever greater value for our customers, which we expect to become a meaningful contributor to our strong cash flow generation over time.”

David Doft, Emerald’s Chief Financial Officer, added, “Our outlook this year implies a more than 20% year-over-year increase in revenue and a 76% year-over-year increase in Adjusted EBITDA, reflecting both the strength of the recovery and our significant operating leverage. As we continue to closely monitor the current economic environment, we are pre-booking shows into the third quarter of 2024, giving us visibility into future revenues and confidence in the continued positive trends in attendance and pricing. In addition to the organic growth benefits, our investments into technology and centralizing key functions also contribute to our advantage in the M&A market, where the scale and operational efficiencies of Emerald’s platform make us a highly compelling consolidator in a fragmented market.”

Second Quarter 2023 Financial Performance and Highlights

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$86.5	$71.4	$15.1	21.1%	$208.8	$169.9	$38.9	22.9%
Net (loss) income	$(8.1)	$(0.7)	$(7.4)	(1,057.1%)	$(1.0)	$15.4	$(16.4)	NM
Net cash provided by operating activities	$7.3	$12.2	$(4.9)	(40.2%)	$16.2	$45.2	$(29.0)	(64.2%)
Diluted loss per share	$(0.29)	$(0.15)	$(0.14)	(93.3%)	$(0.33)	$(0.05)	$(0.28)	(560.0%)

Non-GAAP measures:
Adjusted EBITDA	$14.6	$15.6	$(1.0)	(6.4%)	$51.1	$64.9	$(13.8)	(21.3%)
Adjusted EBITDA excluding event cancellation insurance proceeds	$14.6	$7.5	$7.1	94.7%	$51.1	$33.1	$18.0	54.4%
Free Cash Flow	$4.6	$10.5	$(5.9)	(56.2%)	$9.8	$40.3	$(30.5)	(75.7%)
Free Cash Flow excluding event cancellation insurance proceeds, net	$4.6	$2.4	$2.2	91.7%	$9.8	$8.5	$1.3	15.3%

•
Second quarter 2023 revenues were $86.5 million, an increase of $15.1 million or 21.1% versus the second quarter 2022, driven primarily by organic revenue growth of $7.9 million as well as $7.3 million in revenue from acquisitions. The second quarter of 2022 benefited from $8.1 million of insurance proceeds related to events cancelled or otherwise impacted by COVID-19 in prior periods.

•
Second quarter 2023 Organic Revenues were $79.2 million, an increase of $7.9 million or 11.1% versus the second quarter 2022, due primarily to a $7.2 million increase in revenues from events that traded in both periods, $1.2 million from increased subscription software revenues and $0.9 million from newly launched events and partially offset by softness in other marketing services.

•
Second quarter 2023 net loss was $8.1 million, compared to net loss of $0.7 million for the second quarter 2022 principally as a result of higher interest expense and prior year one-time gains related to the remeasurement of contingent consideration.

•
Second quarter 2023 Adjusted EBITDA was $14.6 million, compared to $15.6 million for the second quarter 2022. Excluding event cancellation insurance proceeds, second quarter 2023 Adjusted EBITDA was $14.6 million, compared to Adjusted EBITDA ex-insurance of $7.5 million for the second quarter 2022.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 3 for a reconciliation of Adjusted EBITDA to net (loss) income (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Cash Flow

•
Second quarter 2023 net cash provided by operating activities was $7.3 million, compared to $12.2 million in the second quarter 2022.

•
Second quarter 2023 capital expenditures were $2.7 million, compared to $1.7 million in the second quarter 2022.

•
Second quarter 2023 Free Cash Flow excluding event cancellation insurance proceeds, net, which the Company defines as net cash provided by operating activities less capital expenditures, event cancellation insurance proceeds and taxes paid on event cancellation insurance proceeds, was $4.6 million, compared to $2.4 million in the second quarter 2022. The calculation of second quarter 2023 Free Cash Flow excluding event cancellation insurance proceeds, net, includes non-recurring financing fees charged to interest expense of $2.1 million, acquisition related transaction costs of $0.2 million, acquisition integration and restructuring-related transition costs of $0.8 million, and non-recurring legal, audit and consulting fees of $0.4 million. The calculation of second quarter 2022 Free Cash Flow excluding event cancellation insurance proceeds, net, includes contingent consideration paid in excess of the original estimate of $2.1 million, acquisition related transaction costs of $2.0 million, integration-related transition costs of $0.2 million, and non-recurring legal and consulting fees of $0.8 million. The total of these items is $3.5 million and $5.1 million for the quarters ended June 30, 2023 and 2022, respectively.

•
During the second quarter 2023, the Company extended the maturity date of its term loan from May 22, 2024 to May 22, 2026 and amended the interest rate provisions to reflect the adoption of SOFR as an interest rate basis. In conjunction with this amendment, the Company paid an original issuance discount of $12.5 million and debt issuance costs of $2.8 million. Given the cash outflow related to the term loan amendment, Emerald ended the second quarter 2023 with $204.7 million of cash as compared to the prior quarter ending cash balance of $217.3 million.

For a review of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Conference Call Webcast Details

As previously announced, the Company’s leadership will hold a conference call to discuss its second quarter 2023 results at 8:30 am EDT on Wednesday, August 2, 2023.

The conference call can be accessed by dialing 1-888-886-7786 (domestic) or 1-416-764-8658 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 86030577. The replay will be available until 11:59 pm (Eastern Time) on August 9, 2023.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald’s talented and experienced team grows our customers’ businesses 365 days a year through connections, content, and commerce. We expand connections that drive new business opportunities, product discovery, and relationships with over 140 annual events, matchmaking, and lead-gen services. We create content to ensure that our customers are on the cutting edge of their industries and are continually developing their skills. And we power commerce through efficient year-round buying and selling. We do all this by seamlessly integrating in-person and digital platforms and channels. Emerald is immersed in the industries we serve and committed to supporting the communities in which we operate. As true partners, we create experiences that inspire, amaze, and deliver breakthrough results. For more: http://www.emeraldx.com/.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

Organic Revenue

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events and (iii) material show scheduling adjustments. We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

Adjusted EBITDA

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net (loss) income before (i) interest expense, (ii) income tax benefit, (iii) depreciation and amortization, (iv) stock-based compensation, (v) deferred revenue adjustment, (vi) goodwill and other intangible asset impairment charges, and (vii) other items that management believes are not part of our core operations.

We have also presented Adjusted EBITDA excluding event cancellation insurance proceeds in order to illustrate the amount of Adjusted EBITDA from continuing operations.

Note: Schedule 3 provides reconciliations for 2023 and 2022 Adjusted EBITDA to net loss, however, it is not possible, without unreasonable efforts, to estimate the impacts of show scheduling adjustments, acquisitions and the amount and timing of receipt of event cancellation insurance proceeds and certain other special items that may occur in 2023 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of 2023 projected Adjusted EBITDA to projected net income without unreasonable efforts and has not provided reconciliations for these forward-looking non-GAAP financial measures.

Free Cash Flow

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

We have also presented Free Cash Flow excluding event cancellation insurance proceeds, net in order to illustrate the amount of Free Cash Flow from continuing operations.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, our ability to return our business to pre-COVID levels; our guidance with respect to estimated revenues and Adjusted EBITDA; our ability or inability to obtain insurance coverage relating to event cancellations or interruptions; and our ability to successfully identify and acquire acquisition targets; our expectations arising from the ongoing impact of COVID-19 on our business; and how we integrate and grow acquired businesses. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

Investor Relations

investor.relations@emeraldx.com

1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income

(unaudited, dollars in millions, share data in thousands, except loss per share data)

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Revenues	$86.5	$71.4	$208.8	$169.9
Other income, net	—	8.1	—	31.8
Cost of revenues	32.8	26.4	76.0	60.6
Selling, general and administrative expense	41.8	32.3	90.6	78.9
Depreciation and amortization expense	12.9	14.0	26.4	28.3
Goodwill impairment charge	—	—	—	6.3
Intangible asset impairment charge	—	—	—	1.6
Operating (loss) income	(1.0)	6.8	15.8	26.0
Interest expense	11.4	4.8	19.4	8.7
Interest income	2.3	0.2	3.4	0.2
Loss on extinguishment of debt	2.3	—	2.3	—
Other expense	0.1	—	0.2	—
(Loss) income before income taxes	(12.5)	2.2	(2.7)	17.5
(Benefit from) provision for income taxes	(4.4)	2.9	(1.7)	2.1
Net (loss) income and comprehensive (loss) income attributable to Emerald Holding, Inc.	$(8.1)	$(0.7)	$(1.0)	$15.4
Accretion to redemption value of redeemable convertible preferred stock	(10.4)	(9.6)	(20.5)	(18.8)
Net loss and comprehensive loss attributable to Emerald Holding, Inc. common stockholders	$(18.5)	$(10.3)	$(21.5)	$(3.4)
Basic loss per share	(0.29)	(0.15)	(0.33)	(0.05)
Diluted loss per share	(0.29)	(0.15)	(0.33)	(0.05)
Basic weighted average common shares outstanding	62,868	69,816	65,048	70,007
Diluted weighted average common shares outstanding	62,868	69,816	65,048	70,007

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	June 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$204.7	$239.1
Trade and other receivables, net of allowance of $1.5 million, as of June 30, 2023 and December 31, 2022	92.2	74.9
Prepaid expenses and other current assets	17.6	17.8
Total current assets	314.5	331.8
Noncurrent assets
Property and equipment, net	1.9	2.2
Intangible assets, net	188.1	204.8
Goodwill, net	553.9	545.5
Right-of-use assets	11.1	10.6
Other noncurrent assets	3.4	3.5
Total assets	$1,072.9	$1,098.4
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable and other current liabilities	$50.2	$58.1
Income taxes payable	1.1	1.2
Canceled event liabilities	2.7	3.3
Deferred revenues	162.4	151.2
Contingent consideration	0.5	3.5
Right-of-use liabilities, current portion	4.4	4.9
Term loan, current portion	4.2
Total current liabilities	225.5	222.2
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	398.9	413.9
Deferred tax liabilities, net	2.6	1.8
Right-of-use liabilities, noncurrent portion	10.6	10.4
Other noncurrent liabilities	10.0	10.8
Total liabilities	647.6	659.1
Commitments and contingencies
Redeemable convertible preferred stock
7% Series A Redeemable Convertible Participating Preferred Stock, $0.01 par value; authorized shares at June 30, 2023 and December 31, 2022: 80,000; 71,403 and 71,417 shares issued and outstanding; aggregate liquidation preference of $492.6 million and $475.9 million at June 30, 2023 and December 31, 2022, respectively	492.8	472.4
Stockholders’ deficit
Common stock, $0.01 par value; authorized shares at June 30, 2023 and December 31, 2022: 800,000; 62,871 and 67,588 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	0.6	0.7
Additional paid-in capital	577.0	610.3
Accumulated deficit	(645.1)	(644.1)
Total stockholders’ deficit	(67.5)	(33.1)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$1,072.9	$1,098.4

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2023	2022	$	%	2023	2022	$	%
	(dollars in millions) (unaudited)
Revenues	$86.5	$71.4	$15.1	21.1%	$208.8	$169.9	$38.9	22.9%
Add (deduct):
Acquisition revenues	(7.3)				(7.5)
Discontinued events		(0.8)				(0.8)
Scheduling adjustments(1)	—	0.7			—	3.5
Organic revenues	$79.2	$71.3	$7.9	11.1%	$201.3	$172.6	$28.7	16.6%

Notes:

(1)
For the three months ended June 30, 2023, represents revenues from one event that staged in the second quarter of fiscal year 2023, but staged in the first quarter of fiscal year 2022, offset by revenues from three events that staged in the second quarter of fiscal year 2022, but were scheduled to stage in different quarters in fiscal 2023. For the six months ended June 30, 2023, represents revenues from four events that staged in the first half of fiscal year 2023, but staged in the second half of fiscal year 2022, offset by revenues from five events that staged in the first half of fiscal year 2022, but are scheduled to stage later in fiscal 2023.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO DISAGGREGATED REVENUES

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(dollars in millions) (unaudited)
Trade shows	$55.1	$50.5	$152.2	$129.1
Other events	19.6	9.3	33.8	18.4
Subscription software and services	5.3	4.3	10.5	8.5
Other marketing services	6.5	7.3	12.3	13.9
Total Revenues	$86.5	$71.4	$208.8	$169.9

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(dollars in millions) (unaudited)
Net (loss) income	$(8.1)	$(0.7)	$(1.0)	$15.4
Add (deduct):
Interest expense, net	9.1	4.6	16.0	8.5
Loss on extinguishment of debt	2.3	—	2.3	—
Provision for (benefit from) income taxes	(4.4)	2.9	(1.7)	2.1
Goodwill impairment charge(1)	—	—	—	6.3
Intangible asset impairment charge(2)	—	—	—	1.6
Depreciation and amortization	12.9	14.0	26.4	28.3
Stock-based compensation	1.9	1.6	4.0	3.7
Deferred revenue adjustment	—	0.2	—	0.4
Other items(3)	0.9	(7.0)	5.1	(1.4)
Adjusted EBITDA	$14.6	$15.6	$51.1	$64.9
Deduct:
Event cancellation insurance proceeds	—	8.1	—	31.8
Adjusted EBITDA excluding event cancellation insurance proceeds	$14.6	$7.5	$51.1	$33.1

Notes:

(1)
For the six months ended June 30, 2022, represents non-cash charges of $6.3 million for goodwill in connection with the Company’s interim testing of goodwill for impairment resulting from the change in operating segments and reporting units that occurred in the first quarter of 2022.
(2)
Intangible asset impairment charges for the six months ended June 30, 2022 represent non-cash charges of $1.6 million for certain indefinite-lived intangible assets in connection with the Company’s interim testing of intangibles for impairment.
(3)
Other items for the three months ended June 30, 2023 included: (i) $0.2 million in acquisition-related transaction costs; (ii) $0.8 million in acquisition integration and restructuring-related transition costs, including one-time severance expense of $0.2 million; (iii) $0.4 million in non-recurring legal, audit and consulting fees and (iv) $0.5 million in gains related to the remeasurement of contingent consideration. Other items for the three months ended June 30, 2022 included: (i) $10.0 million in gains related to the remeasurement of contingent consideration; (ii) $0.8 million in non-recurring legal, audit and consulting fees; (iii) $2.0 million in acquisition-related transaction costs and (iv) $0.2 million in transition expenses. Other items for the six months ended June 30, 2023 included: (i) $0.9 million in acquisition-related transaction costs; (ii) $2.5 million in acquisition integration and restructuring-related transition costs, including one-time severance expense of $0.7 million; (iii) $2.2 million in non-recurring legal, audit and consulting fees and (iv) $0.5 million in gains related to the remeasurement of contingent consideration. Other items for the six months ended June 30, 2022 included: (i) $5.8 million in gains related to the remeasurement of contingent consideration; (ii) $1.2 million in non-recurring legal, audit and consulting fees; (iii) $2.9 million in acquisition-related transaction costs and (iv) $0.3 million in transition expenses.

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$7.3	$12.2	$16.2	$45.2
Less:
Capital expenditures	2.7	1.7	6.4	4.9
Free Cash Flow	$4.6	$10.5	$9.8	$40.3
Event cancellation insurance proceeds	—	(8.1)	—	(31.8)
Free cash flow excluding event cancellation insurance proceeds, net	$4.6	$2.4	$9.8	$8.5

Schedule 5

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO (LOSS) INCOME BEFORE TAXES

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(dollars in millions) (unaudited)
Revenues
Commerce	$21.1	$19.4	$91.2	$76.0
Design, Creative, and Technology	59.5	47.6	106.1	85.1
All Other	5.9	4.4	11.5	8.8
Total revenues	$86.5	$71.4	$208.8	$169.9

Other income, net
Commerce	$—	$4.5	$—	$5.6
Design, Creative, and Technology	—	3.4	—	25.3
All Other	—	0.2	—	0.9
Total other income, net	$—	$8.1	$—	$31.8

Adjusted EBITDA
Commerce	$6.5	$10.2	$45.9	$42.0
Design, Creative, and Technology	23.0	21.9	36.1	54.5
All Other	(1.0)	(2.9)	(1.9)	(5.2)
Subtotal Adjusted EBITDA	$28.5	$29.2	$80.1	$91.3

General corporate and other expenses	(13.9)	(13.6)	(29.0)	(26.4)
Interest expense, net	(9.1)	(4.6)	(16.0)	(8.5)
Loss on extinguishment of debt	(2.3)	—	(2.3)	—
Goodwill impairment charges	—	—	—	(6.3)
Intangible asset impairment charges	—	—	—	(1.6)
Depreciation and amortization expense	(12.9)	(14.0)	(26.4)	(28.3)
Stock-based compensation expense	(1.9)	(1.6)	(4.0)	(3.7)
Deferred revenue adjustment	—	(0.2)	—	(0.4)
Other items	(0.9)	7.0	(5.1)	1.4
(Loss) income before taxes	$(12.5)	$2.2	$(2.7)	$17.5